Exhibit 99.1

For more information:
Ron Barden
Intersections Inc.
703.488.6810
IR@intersections.com
Intersections Inc. Reports Second Quarter 2017 Results

•	Largest independent provider of Identity Theft Monitoring products and services to consumers in the U.S. and Canada
•	Divestiture of Non-Core Businesses completed with sale of Voyce in July 2017
•	Launched Identity Guard(R) with Watson(TM), the first and only identity theft monitoring solution to use IBM(R) Watson(TM) cognitive computing technology to address identity theft problems
CHANTILLY, VA – August 10, 2017 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended June 30, 2017.
"We have reached a significant milestone by the end of this quarter," said Johan Roets, Chief Executive Officer.  "We have substantially completed the five strategic objectives we set forth in 2014 – reduce cost, protect run-off revenue, build a differentiated product, build a distribution capability and separate the technology platforms of our U.S. and Canadian businesses.  We are now poised for new subscriber revenue growth in both the U.S. and Canada for the remainder of 2017 and beyond.  We have also divested all of the other businesses and activities in Intersections Inc., allowing us to exclusively focus on the identity theft protection market to create shareholder value."
Key Accomplishments and Developments:
•
The Company launched its Identity Guard(R) with Watson(TM) technology platform and product suite on June 26, 2017.  Marketing of the product suite to potential distribution partners in the U.S. and Canada began in March 2017.  The Company expects the Identity Guard(R) with Watson(TM) product suite to be its primary offering going forward.

•
The Company completed the divestiture of its Pet Health Monitoring business, known as Voyce, effective July 31, 2017.  The Voyce sale, along with the sale of the Company's Bail Bond Industry Solutions business in the first quarter of 2017 and its insurance consulting business in the second quarter of 2017, completes the Company's previously announced program to divest all non-core businesses and focus solely on the personal identity theft protection market for consumers.

•
The completed divestiture program allows management to exclusively focus on the full market launch of Identity Guard(R) with Watson(TM), executing new partner opportunities, fine-tuning its direct to consumer marketing, and continuing its pursuit of cost control through streamlining and optimizing processes.

•	Identity Guard(R) and the Canadian business achieved sequential revenue growth of 3.9% and 5.3%, respectively, compared to the first quarter of 2017.
•
Refinancing of term loan completed with PEAK6 Investments, LP, on more favorable terms than our prior term loan including a lower rate of interest and deferral of principal payments until September 2019.

Consolidated Second Quarter Results:
Consolidated revenue for the quarter ended June 30, 2017 was $39.9 million, compared to $44.8 million for the quarter ended June 30, 2016. Loss before income taxes for the quarter ended June 30, 2017 was $(6.2) million, compared to $(5.3) million for the quarter ended June 30, 2016. Consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges ("Adjusted EBITDA") for the quarter ended June 30, 2017 was $(1.3) million, compared to $(968) thousand for the quarter ended June 30, 2016. Diluted loss per share for the quarter ended June 30, 2017 was $(0.26), compared to $(0.23) for the quarter ended June 30, 2016. Consolidated revenue for the six months ended June 30, 2017 was $80.4 million, compared to $90.4 million for the six months ended June 30, 2016. Loss before income taxes for the six months ended June 30, 2017 was $(11.0) million, compared to $(9.6) million for the six months ended June 30, 2016. Consolidated Adjusted EBITDA (loss) for the six months ended June 30, 2017 was $(2.9) million, compared to $(2.0) million for the six months ended June 30, 2016. Diluted loss per share for the six months ended June 30, 2017 was $(0.46), compared to $(0.41) for the six months ended June 30, 2016.
Core Business (all businesses except for Voyce) Second Quarter Highlights:
•
The Company's Identity Guard(R) subscriber revenue increased 3.9% to $12.5 million for the quarter ended June 30, 2017, compared to $12.0 million for the quarter ended March 31, 2017, and decreased 3.4% compared to revenue of $12.9 million for the quarter ended June 30, 2016. The Identity Guard(R) subscriber base was 329 thousand subscribers as of June 30, 2017, compared to 333 thousand subscribers as of March 31, 2017.

•
Revenue from the Company's U.S. financial institution clients was $21.4 million for the quarter ended June 30, 2017 compared to revenue of $21.9 million for the quarter ended March 31, 2017. Revenue decreased by 0.8% per month during the second quarter, which the Company believes is representative of normal attrition given the discontinuation of marketing and retention efforts for this population.

•
Core Business (loss) before income taxes for the quarter ended June 30, 2017 was $(5.3) million, compared to $(4.2) million for the quarter ended March 31, 2017, and $(257) thousand for the quarter ended June 30, 2016. The Core Business (loss) before income taxes compared to the prior quarter was negatively impacted by a $1.5 million non-cash loss on extinguishment of debt as a result of the term loan refinancing closed in April 2017, and an increase of $1.0 million in the estimated liability for non-income business taxes and interest recorded in the second quarter of 2017. These items along with the negative impact of lower revenue primarily from our U.S. financial institution clients caused the decrease compared to the second quarter of 2016.

•
Core Business Adjusted EBITDA (loss) for the quarter ended June 30, 2017 was $(673) thousand, compared to $(934) thousand for the quarter ended March 31, 2017 and $3.6 million for the quarter ended June 30, 2016.  Core Business Adjusted EBITDA for the quarter ended June 30, 2017 was negatively impacted compared to the prior year by $800 thousand related to the increase in the estimated liability for non-income business taxes, and the negative impact of lower revenue primarily from our U.S. financial institution clients.

Liquidity:
As of June 30, 2017, the Company had a cash balance of $9.5 million, and an outstanding principal balance of $20.0 million under the New Credit Agreement, as amended. Cash used in operating activities for the six months ended June 30, 2017 was $(3.5) million, of which approximately $(1.9) million was used to fund the wind-down of the Voyce business.  Cash provided by operating activities for the quarter ended June 30, 2017 was $250 thousand, which includes the use of approximately $(500) thousand to fund Voyce wind-down activities.
The Company began expanding its business development capabilities in 2016 to address market channel and distribution opportunities and continued the expansion of this team in the first six months of 2017.  As a result, cash used in operating activities for the six month period includes approximately $2.4 million for business development activities, the significant majority of which is personnel cost. The Company expects to continue its spending on business development activities at approximately the same level as the first six months of 2017 for the remainder of 2017.
Cash used in operating activities included $4.0 million and $1.3 million in the first and second quarters of 2017, respectively, for deferred subscription and solicitation costs related to our direct to consumer marketing, for a total of $5.3 million for the six month period.  The Company implemented changes beginning in the second quarter to reduce the cash marketing spending in this channel and expects the use of cash for this purpose to continue to decline for the remainder of 2017.
The Company continued to develop new product features primarily for the Identity Guard(R) with Watson(TM) platform during the six month period ending June 30, 2017.  As a result, the Company invested approximately $1.6 million in internally developed capitalized software for the six month period. The Company expects to continue its investments in product development at approximately the same level as the first six months of 2017 for the remainder of 2017.
For additional information, Please see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our most recent Form 10-Q.

Second Quarter 2017 Business Update Conference Call:
The Company previously announced that it will hold a conference call to provide a second quarter 2017 business update on Thursday, August 10, 2017 at 4:30 p.m. Eastern Time.
You may access the live webcast on the Investor's page at Intersections Inc.'s website www.intersections.com.
You can also access the call by dialing the toll free numbers below. If you wish to participate in the Q&A session, you must dial in.
WHAT:	Intersections Inc. Second Quarter 2017 Conference Call

WHEN:	August 10, 2017
4:30 p.m. Eastern Time

HOW:
Dial in: 888-771-4384 or 847-585-4409
International: For a current list of alternate local and International Freephone telephone numbers, please click here.
Participant Pass code: 5272118#
To pre-register for the conference, please click here.

The replay of the webcast will be available August 10, 2017 at 7:00 p.m. (Eastern Time) thru August 18, 2017 at 11:59 PM (Eastern Time). The dial-in for the replay is either 888-843-7419 or 630-652-3042 with the replay access code of 5272118#.

Non-GAAP Financial Measures:
Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the accompanying tables and footnotes to this release and in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.
Forward-Looking Statements:
Statements in this release relating to future plans, results, performance, expectations, achievements and the like are considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the success of our strategic objectives; our ability to generate revenue from our partner sales strategy and business development pipeline with our distribution partners; the impact of shutting down and then divesting our Pet Health Monitoring segment; the timing and success of new product launches and other growth initiatives, including our new Identity Guard(R) with Watson(TM) product; the continuing impact of the regulatory environment on our business; the continued dependence on a small number of financial institutions for a majority of our revenue and to service our U.S. financial institution customer base; our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring charges; our incurring additional charges for non-income business taxes or otherwise, or impairment costs or charges on goodwill and/or other assets; our ability to control costs; our expectations about marketing and investment expenditures described under "Liquidity" above; our ability to maintain sufficient liquidity and produce sufficient cash flow to fund our business, growth strategy and debt service obligations; and our needs for additional capital to grow our business, including our ability to maintain compliance with the covenants under our term loan or seek additional sources of debt and/or equity financing. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under "Forward-Looking Statements," "Item 1. Business—Government Regulation" and "Item 1A. Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in its recent other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.
About Intersections:
Intersections Inc. (Nasdaq: INTX) provides innovative, information based solutions that help consumers manage risks and make better informed life decisions. Under its Identity Guard(R) brand and other brands, the Company helps consumers monitor, manage and protect against the risks associated with their identities and personal information. Headquartered in Chantilly, Virginia, the Company was founded in 1996. To learn more, visit www.intersections.com.

INTERSECTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUE	$39,935	$44,751	$80,384	$90,399
OPERATING EXPENSES:
Marketing	3,165	3,532	6,630	8,097
Commission	9,756	10,887	19,504	22,109
Cost of revenue	13,569	13,151	26,572	27,949
General and administrative	16,145	19,773	33,140	36,919
(Gain) loss on dispositions of Captira and Habits at Work	(24)	—	106	—
Impairment of intangibles and other assets	164	—	180	—
Depreciation	1,288	1,589	2,588	3,245
Amortization	47	192	93	384
Total operating expenses	44,110	49,124	88,813	98,703
LOSS FROM OPERATIONS	(4,175)	(4,373)	(8,429)	(8,304)
Interest expense, net	(603)	(840)	(1,195)	(1,082)
Loss on extinguishment of debt	(1,525)	—	(1,525)	—
Other income (expense), net	103	(94)	137	(181)
LOSS BEFORE INCOME TAXES	(6,200)	(5,307)	(11,012)	(9,567)
Income tax benefit (expense)	18	—	28	(7)
NET LOSS	$(6,182)	$(5,307)	$(10,984)	$(9,574)
Net loss per common share—basic and diluted	$(0.26)	$(0.23)	$(0.46)	$(0.41)
Weighted average common shares outstanding—basic and diluted	24,155	23,268	23,916	23,078

INTERSECTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)
(unaudited)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,505	$10,857
Accounts receivable, net of allowance for doubtful accounts of $11 (2017) and $15 (2016)	7,159	7,972
Prepaid expenses and other current assets	4,122	3,864
Inventory	—	250
Income tax receivable	2,553	3,314
Deferred subscription solicitation and commission costs	4,313	5,050
Assets held for sale	—	104
Total current assets	27,652	31,411
PROPERTY AND EQUIPMENT, net	10,519	10,611
GOODWILL	9,763	9,763
INTANGIBLE ASSETS, net	117	210
OTHER ASSETS	1,128	862
TOTAL ASSETS	$49,179	$52,857
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,536	$2,536
Accrued expenses and other current liabilities	11,357	11,068
Accrued payroll and employee benefits	5,236	4,256
Commissions payable	377	316
Current portion of long-term debt, net	—	2,146
Capital leases, current portion	448	471
Deferred revenue	6,973	8,295
Liabilities held for sale	—	104
Total current liabilities	25,927	29,192
LONG-TERM DEBT, net	19,129	10,092
OBLIGATIONS UNDER CAPITAL LEASES, less current portion	633	865
OTHER LONG-TERM LIABILITIES	3,218	3,436
DEFERRED TAX LIABILITY, net	1,905	1,905
TOTAL LIABILITIES	50,812	45,490
STOCKHOLDERS' EQUITY:
Common stock at $0.01 par value, shares authorized 50,000; shares issued 27,920 (2017) and 27,303 (2016); shares outstanding 23,897 (2017) and 23,733 (2016)	279	273
Additional paid-in capital	143,729	142,247
Warrants	2,140	—
Treasury stock, shares at cost; 4,022 (2017) and 3,570 (2016)	(35,466)	(33,822)
Accumulated deficit	(112,315)	(101,331)
TOTAL STOCKHOLDERS' EQUITY	(1,633)	7,367
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,179	$52,857

INTERSECTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,984)	$(9,574)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	2,681	3,645
Amortization of debt issuance costs	168	387
Accretion of debt discount	29	—
Provision for doubtful accounts	(4)	25
(Gain) loss on disposal of fixed assets	(4)	256
Share based compensation	2,420	2,601
Amortization of deferred subscription solicitation costs	6,053	7,170
Loss on disposition of Captira Analytical	130	—
Gain on disposition of Habits at Work	(24)	—
Loss on extinguishment of debt	1,525	—
Impairment of intangibles and other long-lived assets	250	—
Changes in assets and liabilities:
Accounts receivable	816	(2,824)
Prepaid expenses, other current assets and other assets	(649)	575
Income tax receivable, net	760	720
Deferred subscription solicitation and commission costs	(5,316)	(4,682)
Accounts payable and accrued liabilities	88	(4,545)
Commissions payable	46	(40)
Deferred revenue	(1,290)	1,463
Other long-term liabilities	(218)	790
Cash flows used in operating activities	(3,523)	(4,033)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid for the disposition of Captira Analytical	(315)	—
Decrease (increase) in restricted cash	115	(375)
Proceeds from sale of property and equipment	4	394
Acquisition of property and equipment	(2,748)	(2,972)
Cash flows used in investing activities	(2,944)	(2,953)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	20,000	20,000
Repayments of debt	(13,920)	(1,644)
Repurchase of common stock	(1,510)	—
Proceeds from issuance of warrants	1,500	—
Cash paid for debt and equity issuance costs	(323)	(1,856)
Capital lease payments	(286)	(347)
Withholding tax payment on vesting of restricted stock units	(667)	(321)
Cash flows provided by financing activities	4,794	15,832
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,673)	8,846
CASH AND CASH EQUIVALENTS — Beginning of period	10,857	11,471
Cash reclassified to assets held for sale at beginning of period	321	—
CASH AND CASH EQUIVALENTS — End of period	$9,505	$20,317
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:
Equipment obtained under capital lease, including acquisition costs	$—	$105
Equipment additions accrued but not paid	$133	$130
Withholding tax payments accrued on vesting of restricted stock units and stock option exercises	$185	$33
Shares withheld in lieu of withholding taxes on vesting of restricted stock awards	$163	$18

INTERSECTIONS INC.
OTHER DATA
(in thousands)
(unaudited)

Personal Information Services Segment Revenue
The following tables provide comparative details of our Personal Information Services segment revenue information for the three month periods ended June 30, 2017, March 31, 2017 and June 30, 2016, and for the six month periods ended June 30, 2017 and 2016:

	Quarter Ended
	June 30, 2017	March 31, 2017	Change	June 30, 2016	Change
Identity Guard(R) (1)	$12,482	$12,012	3.9%	$12,920	(3.4)%
Canadian business	3,220	3,059	5.3%	3,227	(0.2)%
U.S. financial institutions	21,365	21,903	(2.5)%	24,530	(12.9)%
Breach services & other (1)	1,311	1,636	(19.9)%	890	47.3%
Sub total	38,378	38,610	(0.6)%	41,567	(7.7)%
Other business units	1,557	1,839	(15.3)%	3,184	(51.1)%
Consolidated revenue	$39,935	$40,449	(1.3)%	$44,751	(10.8)%

	Six Months Ended
	June 30, 2017	June 30, 2016	Change
Identity Guard(R) (1)	$24,494	$26,105	(6.2)%
Canadian business	6,279	6,247	0.5%
U.S. financial institutions	43,268	49,866	(13.2)%
Breach services & other (1)	2,947	1,828	61.2%
Sub total	76,988	84,046	(8.4)%
Other business units	3,396	6,353	(46.5)%
Consolidated revenue	$80,384	$90,399	(11.1)%
——————————————————
(1)
We periodically refine the criteria used to calculate and report our subscriber data. In the six months ended June 30, 2017, we determined that certain subscribers who receive our breach response services should no longer be included in the presentation of Identity Guard(R) subscribers or revenue due to the nonrecurring nature of our breach response services. For comparability, all periods presented have been recast to reflect this change in subscribers and revenue.

INTERSECTIONS INC.
OTHER DATA, continued
(in thousands)
(unaudited)

Personal Information Services Segment Subscribers
The following tables provide details of our Personal Information Services segment subscriber information for the three and six months ended June 30, 2017:

Three months ended:
	Financial Institution	Identity Guard(R) (1)	Canadian Business Lines	Total
	(in thousands)
Balance at March 31, 2017	682	333	160	1,175
Additions	—	30	28	58
Cancellations	(19)	(34)	(27)	(80)
Balance at June 30, 2017	663	329	161	1,153

Six months ended:
	Financial Institution	Identity Guard(R) (1)	Canadian Business Lines	Total
	(in thousands)
Balance at December 31, 2016	705	317	162	1,184
Additions	2	78	58	138
Cancellations	(44)	(66)	(59)	(169)
Balance at June 30, 2017	663	329	161	1,153
____________________________
(1)
We periodically refine the criteria used to calculate and report our subscriber data. In the six months ended June 30, 2017, we determined that certain subscribers who receive our breach response services should no longer be included in the presentation of Identity Guard(R) subscribers or revenue due to the nonrecurring nature of our breach response services. For comparability, all periods presented have been recast to reflect this change in subscribers and revenue.

INTERSECTIONS INC.
OTHER DATA, continued
(unaudited)

Intersections Inc.
Reconciliation of Non-GAAP Financial Measures

The table below includes financial information prepared in accordance with accounting principles generally accepted in the United States, ("GAAP"), as well as other financial measures referred to as non-GAAP financial measures. Consolidated adjusted EBITDA (loss) before share related compensation and non-cash impairment charges ("Adjusted EBITDA") is presented in a manner consistent with the way management evaluates operating results and which management believes is useful to investors and others. Share related compensation includes non-cash share based compensation. An explanation regarding the Company's use of non-GAAP financial measures and a reconciliation of non-GAAP financial measures used by the Company to GAAP measures is provided below. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, net income (loss) and the other information prepared in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies. Management strongly encourages shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Consolidated Adjusted EBITDA represents consolidated loss before income taxes plus: share related compensation; non-cash impairment of goodwill, intangibles and other assets; adjustment for surplus and obsolete inventories; (gain) loss on disposal of fixed assets; (gain) loss on sale of Captira Analytical and Habits at Work; loss on extinguishment of debt; depreciation and amortization; and interest expense. We believe that the consolidated Adjusted EBITDA calculation provides useful information to investors because they are indicators of our operating performance, and we use these measures in communications with our board of directors, creditors, investors and others concerning our financial performance. Consolidated Adjusted EBITDA is commonly used as a basis for investors and analysts to evaluate and compare the periodic and future operating performance and value of companies within our industry. Our Board of Directors and management use consolidated Adjusted EBITDA to evaluate the operating performance of the Company. In addition, consolidated Adjusted EBITDA, as defined in our New Credit Agreement with PEAK6 Investments, L.P., as amended, is used to measure covenant compliance.

We provide this information to show the impact of share related compensation on our operating results, as it is excluded from our internal operating and budgeting plans and measurements of financial performance; however, we do consider the dilutive impact to our shareholders when awarding share related compensation and consider both the Black-Scholes value and GAAP value (to the extent applicable) in connection therewith, and value such awards accordingly.

INTERSECTIONS INC.
OTHER DATA, continued
(unaudited)

We do not consider share related compensation charges when we evaluate the performance of our individual business groups or formulate our short and long-term operating plans. Due to its nature, individual managers generally are unable to project the impact of share related compensation and accordingly we do not hold them accountable for the impact of equity award grants. When we consider making share related compensation grants, we primarily take into account the need to attract and retain high quality employees, overall shareholder dilution and the Black-Scholes values of the equity grant to the recipient, rather than the potential accounting charges associated with such grants. For comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes share related compensation in order to better understand the long-term performance of our core business and to compare our results to the results of our peer companies because of varying available valuation methodologies and the variety of award types that companies can use under GAAP. Furthermore, the value of share related compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Accordingly, we believe that the presentation of consolidated Adjusted EBITDA when read in conjunction with our reported GAAP results can provide useful supplemental information to our management, to investors and to our lenders regarding financial and business trends relating to our financial condition and results of operations.

Consolidated Adjusted EBITDA has limitations due to the fact it does not include all compensation related expenses. For example, if we only paid cash based compensation as opposed to a portion in share related compensation, the cash compensation expense included in our general and administrative expenses would be higher. We compensate for this limitation by providing information required by GAAP about outstanding share based awards in the footnotes to our financial statements in our SEC filings. We believe equity based compensation is an important element of our compensation program and all forms of share related awards are valued and included as appropriate in our operating results.

The following table reconciles Core Business, Voyce and consolidated income (loss) before income taxes to consolidated Adjusted EBITDA, as defined, for the previous six quarters through June 30, 2017. In managing our business, we analyze our performance quarterly on a consolidated income (loss) before income tax basis.

In the second quarter of 2016, we ceased adding other expense (income) to consolidated loss before income taxes as part of our calculation of Adjusted EBITDA, to be consistent with the definition of Adjusted EBITDA in our Prior Credit Agreement. Prior periods have been recast to reflect the new presentation. For additional information, Please see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our most recent Form 10-Q.

INTERSECTIONS INC.
OTHER DATA, continued
 (unaudited)
Core Business, Voyce and consolidated Adjusted EBITDA (in thousands):
	2017 Quarter Ended		2016 Quarter Ended
	June 30	March 31	December 31	September 30	June 30	March 31
Reconciliation from consolidated (loss) income before income taxes to consolidated Adjusted EBITDA:
Core Business (1):
(Loss) income before income taxes	$(5,313)	$(4,214)	$190	$(1,857)	$(257)	$869
Non-cash share based compensation	1,290	1,130	(38)	2,319	1,446	1,155
Impairment of goodwill, intangibles and other assets	(86)	86	1,428	—	—	—
Loss on disposal of fixed assets	—	—	6	6	256	—
(Gain) loss on sale of Captira Analytical and Habits at Work	(24)	130	—	—	—	—
Loss on extinguishment of debt	1,525	—	—	—	—	—
Depreciation and amortization	1,332	1,342	1,320	1,163	1,353	1,424
Interest expense, net	603	592	664	620	840	242
Core Business Adjusted EBITDA	$(673)	$(934)	$3,570	$2,251	$3,638	$3,690
Voyce Business:
Loss before income taxes	$(887)	$(598)	$(12,833)	$(6,384)	$(5,050)	$(5,129)
Impairment of goodwill, intangibles and other assets	250	(70)	7,043	—	—	—
Adjustment for surplus and obsolete inventories	—	—	—	801	—	—
(Gain) loss on disposal of fixed assets	—	(4)	91	96	—	—
Depreciation and amortization	3	4	284	426	444	424
Interest expense, net	—	—	2	1	—	—
Voyce Adjusted EBITDA	$(634)	$(668)	$(5,413)	$(5,060)	$(4,606)	$(4,705)
Consolidated:
Consolidated loss before income taxes	$(6,200)	$(4,812)	$(12,643)	$(8,241)	$(5,307)	$(4,260)
Non-cash share based compensation	1,290	1,130	(38)	2,319	1,446	1,155
Impairment of goodwill, intangibles and other assets	164	16	8,471	—	—	—
Adjustment for surplus and obsolete inventories	—	—	—	801	—	—
(Gain) loss on disposal of fixed assets	—	(4)	97	102	256	—
(Gain) loss on sale of Captira Analytical and Habits at Work	(24)	130	—	—	—	—
Loss on extinguishment of debt	1,525	—	—	—	—	—
Depreciation and amortization	1,335	1,346	1,604	1,589	1,797	1,848
Interest expense, net	603	592	666	621	840	242
Consolidated Adjusted EBITDA	$(1,307)	$(1,602)	$(1,843)	$(2,809)	$(968)	$(1,015)

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Core Business (1)	Voyce	Consolidated	Core Business (1)	Voyce	Consolidated
Reconciliation from consolidated (loss) income before income taxes to consolidated Adjusted EBITDA:
Consolidated (loss) income before income taxes	$(9,527)	$(1,485)	$(11,012)	$612	$(10,179)	$(9,567)
Non-cash share based compensation	2,420	—	2,420	2,601	—	2,601
Impairment of goodwill, intangibles and other assets	—	180	180	—	—	—
(Gain) loss on disposal of fixed assets	—	(4)	(4)	256	—	256
Loss on sale of Captira Analytical and Habits at Work	106	—	106	—	—	—
Loss on extinguishment of debt	1,525	—	1,525	—	—	—
Depreciation and amortization	2,674	7	2,681	2,777	868	3,645
Interest expense, net	1,195	—	1,195	1,082	—	1,082
Consolidated Adjusted EBITDA	$(1,607)	$(1,302)	$(2,909)	$7,328	$(9,311)	$(1,983)
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(1)	"Core Business" comprises all the business of Intersections Inc. with the exception of its Voyce business